SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. 2)


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement    [ ]   Confidential, for use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [ ]             No fee required
  [X]             Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

         (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

         (5) Total fee paid:
--------------------------------------------------------------------------------

  [X] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
--------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

         (3) Filing Party:
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         (4) Date Filed:
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




                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                ONE CENTER AVENUE
                         LITTLE FALLS, NEW JERSEY 07424
                                 (973) 256-2100


                                                            December ^____, 1998


Dear Fellow Stockholder:


         On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders ("Meeting") of First Savings Bancorp of Little Falls, Inc. (the "Company"). The Meeting will be held at the main office of the Company, located at One Center Avenue, Little Falls, New Jersey on ^__________, January ____, 1999 at _____ __.m., local time.


         The purpose of the Meeting is to vote on a proposal to approve the Agreement and Plan of Merger, dated September 4, 1998 (the "Merger Agreement"), by and among Greater Community Bancorp ("Greater Community"), GCB Acquisition Corp. ("Newco"), and the Company, pursuant to which the Company would merge with Newco (the "Corporate Merger") with the Company surviving, and First Savings Bank of Little Falls, F.S.B. (the "Savings Bank") would merge with Great Falls Bank (the "Bank Merger" and together with the Corporate Merger, the "Mergers"). Newco is a newly-formed subsidiary of Greater Community.

         Upon consummation of the Corporate Merger, each outstanding share of the Company's common stock would be converted into the right, subject to adjustment, to receive a cash payment of $52.26 from Greater Community. Each share of the Company's common stock held as treasury stock by the Company will be canceled and retired. Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by the Company's stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote by the holders of a majority of the outstanding common stock of the Company.


         The accompanying Notice of Special Meeting and Proxy Statement contain information about the Mergers. We urge you to review carefully such information, and the information in the Company's 1997 Annual Report to Stockholders, and Quarterly Report on Form 10-QSB, as amended, for the period ended September 30, 1998, copies of which are attached to the Proxy Statement.


         The Board of Directors of the Company has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of the Company approve the Merger Agreement. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. Even if you plan to attend the Meeting in person, please complete the enclosed proxy, sign, date and mail it promptly in the enclosed postage-paid, return addressed envelope. You may revoke your proxy by attending the Meeting and voting in person.

                                           Sincerely,



                                           Dr. Haralambos S. Kostakopoulos
                                           President and Chief Executive Officer

         Please do not send your common stock certificates at this time. If the Corporate Merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                ONE CENTER AVENUE
                         LITTLE FALLS, NEW JERSEY 07424
                                 (973) 256-2100


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ^ JANUARY ____, 1999

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First Savings Bancorp of Little Falls, Inc. (the "Company") will be held at ^_____ __.m., Eastern Time, on ^ __________, January ____, 1999, or any adjournment or adjournments thereof, at the main office of the Company, located at One Center Avenue, Little Falls, New Jersey for the following purposes:


          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 4, 1998 (the "Merger Agreement"), by and among Greater Community Bancorp ("Greater Community"), GCB Acquisition Corp. ("Newco"), and the Company, pursuant to which (i) the Company would merge with Newco (the "Corporate Merger") with the Company surviving, and First Savings Bank of Little Falls, F.S.B. (the "Savings Bank") would merge with Great Falls Bank with Great Falls Bank surviving (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), and (ii) each outstanding share of the Company common stock would be converted into the right, subject to adjustment, to receive a cash payment of $52.26 from Greater Community upon completion of the Corporate Merger, subject to the terms and conditions contained in the Merger Agreement; and

          2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Proxy Statement. Stockholders are urged to read the Merger Agreement in its entirety.

         The Board of Directors of the Company has fixed December 4, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and accordingly, only holders of record of the Company common stock at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding common stock of the Company.

         The Board of Directors of the Company unanimously recommends that stockholders vote "For" approval of the Merger Agreement.

                               By  Order of the Board of Directors of
                               FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.



                               Sarina Matos
                               Secretary

Stockholders are urged to complete, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated. Your proxy will be voted with respect to the matters identified thereon in accordance with any specifications on the proxy. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                ONE CENTER AVENUE
                         LITTLE FALLS, NEW JERSEY 07424

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ^ JANUARY ____, 1999

         This Proxy Statement is being furnished by First Savings Bancorp of Little Falls, Inc., a New Jersey corporation (the "Company"), to the holders of the Company common stock, par value $1.00 per share (the "Company Common Stock"), in connection with the solicitation of proxies by the Company's Board of Directors for use at a Special Meeting of Stockholders of the Company to be held at ^_____ __.m., Eastern Time, on ^__________, January ____, 1999, at the
main office of the Company, located at One Center Avenue, Little Falls, New Jersey (the "Meeting"), and at any adjournment or adjournments thereof.

         This Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of record of the Company on or about December ^____, 1998.


         The primary purpose of the Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 4, 1998 (the "Merger Agreement"), by and among Greater Community Bancorp ("Greater Community"), GCB Acquisition Corp. ("Newco"), and the Company, pursuant to which
(i) the Company would merge with Newco (the "Corporate Merger") with the Company surviving, and First Savings Bank of Little Falls, F.S.B. (the "Savings Bank") would merge with Great Falls Bank with Great Falls Bank surviving (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), and (ii) each outstanding share of the Company common stock would be converted into the right, subject to adjustment, to receive a cash payment of $52.26 from Greater
Community upon completion of the Corporate Merger, subject to the terms and conditions contained in the Merger Agreement. See "SUMMARY," "THE MERGERS", "THE MERGER AGREEMENT" and a copy of the Merger Agreement attached as ANNEX A to this Proxy Statement.

         Upon consummation of the Corporate Merger each outstanding share of the Company Common Stock would be converted into the right to receive a cash payment of $52.26 from Greater Community, subject to adjustment as specified in the Merger Agreement.

         The Company Common Stock is not listed on any stock exchange or on the National Association of Securities Dealers Automated Quotations System. The market for the Company Common Stock is not liquid, with few purchases and sales of stock. The last known sale of the Company Common Stock involved 500 shares at $14.00 a share on May 6, 1994.


            THE DATE OF THIS PROXY STATEMENT IS DECEMBER ^____, 1998

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (File No. 0-23194) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement:


               (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997;

               (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

               ^(iii)the  Company's  Quarterly  Report on Form  10-QSB  for the
                     quarter ended September 30, 1998, as amended; and

               ^(iv) the Company's Current Report on Form 8-K,  dated  September
                     8, 1998.


         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes that earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.






















                                      (ii)

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  ii
SUMMARY...................................................................   1
SELECTED CONSOLIDATED FINANCIAL DATA......................................   5
MARKET PRICE OF STOCK AND RELATED SECURITY HOLDER MATTERS.................   5
THE MEETING...............................................................   7
   General................................................................   7
   Record Date: Vote Required.............................................   7
PROPOSAL I - THE MERGER...................................................   8
   General................................................................   8
   Background of the Merger...............................................   8
   The Company's Reasons for the Merger...................................   9
   Opinion of Financial Advisor...........................................  10
   Federal Income Tax Consequences........................................  14
THE MERGER AGREEMENT......................................................  15
   The Mergers............................................................  15
   Effective Date.........................................................  16
   Possible Adjustment to Cash Consideration..............................  16
   Exchange of the Company Common Stock Certificates......................  16
   Interests of Certain Persons...........................................  17
   Post-Merger Benefits to Employees and Officers.........................  18
   No Appraisal Rights....................................................  19
   Business Pending Consummation..........................................  20
   Accounting Treatment...................................................   21
   Regulatory Approvals...................................................  21
   Conditions to Consummation; Termination................................  23
   Waiver; Amendment......................................................  23
   Expenses; Termination Fees.............................................  24

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING.............................  24
LEGAL OPINIONS............................................................  24
ACCOUNTANTS...............................................................  24
OTHER MATTERS.............................................................  25
FINANCIAL INFORMATION.....................................................   25
ANNEXES
   Annex A - Agreement and Plan of Merger ................................ A-1
   Annex B - Opinion and Letter of Ryan, Beck & Co., Inc.................. B-1
EXHIBITS
   Exhibit 1 - 1997 Annual Report to Stockholders
   Exhibit 2 - Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998

                                     SUMMARY

         THE FOLLOWING SUMMARY PROVIDES CERTAIN INFORMATION RELATING TO THE MERGERS. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL
INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY
STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES. AS USED IN THIS PROXY STATEMENT, THE TERMS "GREATER COMMUNITY," "NEWCO," "GREAT FALLS BANK," "THE COMPANY" AND "THE SAVINGS BANK" REFER TO SUCH ORGANIZATIONS, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.

Greater Community Bancorp ("Greater Community")


         Greater Community is a New Jersey business corporation. It is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act of 1956, as amended. Greater Community was incorporated in 1984. Greater Community's principal business activity is the ownership and operation of Great Falls Bank and Bergen Commercial Bank, which Greater Community acquired in 1985 and 1995, respectively. Greater Community also (a) owns a majority interest in Greater Community Financial, L.L.C., which was formed in 1996 to engage in the business of providing securities brokerage services, (b) is the sole stockholder of Highland Capital Corp., a leasing company which was organized in 1998 and (c) owns, directly and indirectly, 100% of GCB Reality, L.L.C., which was formed in 1997 to acquire and manage real estate properties. The principal executive office of Greater Community is located at 55 Union Boulevard, Totowa, New Jersey ^ 07512 and the telephone number at that address is (973) 942-1111.

         At September 30, 1998, Greater Community had consolidated assets of ^ $369.0 million, deposits of ^ $286.5 million and shareholders' equity of $30.4 million.


GCB Acquisition Corp. ("Newco")


         Newco is a wholly-owned subsidiary of Greater Community. Newco is a New Jersey-chartered corporation formed in August 1998 to acquire the shares of the Company. Newco owns no assets. The principal executive office of Newco is located at 55 Union Boulevard, Totowa, New Jersey ^ 07512 and the telephone number at that address is (973) 942-1111.


The Company and the Savings Bank

         The Company is a New Jersey corporation organized in March 1993 and became a unitary savings and loan holding company upon the completion of the reorganization of the Savings Bank into the holding company form of ownership. At that time the Company acquired all of the outstanding common stock of the Savings Bank. The Savings Bank's common stock was originally issued in connection with the Savings Bank's conversion from mutual to stock form in September 1992. The Company's principal asset is the stock of the Savings Bank which is a community-oriented institution offering a variety of financial services in Little Falls, New Jersey. As of September 30, 1998, the Company reported assets of $184.5 million, net loans of $109.9 million, deposits of $172.4 million, and stockholders' equity of $10.3 million, and as of such date the Company operated through three offices two of which are located in Passaic County and one of which is located in Bergen County. For the fiscal year ended December 31, 1997, and for the nine months ended September 30, 1998, the Company reported net income of $794,112 and $614,786, respectively. The principal executive offices of the Company and the Savings Bank are located at One Center Avenue, Little Falls, New Jersey 07424, and their telephone number is (973) 256-2100.

The Meeting; Record Date


         The Meeting will be held on ^ January ____, 1999, at _____ __.m., Eastern Time, at the main office of the Company, located at One Center Avenue, Little Falls, New Jersey, for the purpose of considering and voting upon a proposal to approve the Merger Agreement.


         The Board of Directors of the Company has fixed December 4, 1998, as the record date for determining stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). As of such date, there were 440,100 shares of the Company Common Stock outstanding and entitled to be voted at the Meeting.

The Mergers

         Under the terms of the Merger Agreement, the Company would merge with Newco, with the Company surviving, and the Savings Bank would merge with Great Falls Bank. Upon consummation of the Corporate Merger, each outstanding share of the Company Common Stock would be converted into the right to receive a cash payment of $52.26 (the "Cash Consideration") from Greater Community, subject to adjustment. The merger of the Savings Bank with and into Great Falls Bank, with Great Falls Bank surviving, is expected to occur immediately after the Corporate Merger.

Vote Required

         Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding common stock of the Company. Each owner of Company Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Meeting or any adjournment or adjournments thereof.

         The directors and executive officers of the Company (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Meeting, 396,600 shares of the Company Common Stock, which represents 90.1% of the outstanding shares of the Company Common Stock entitled to be voted at the Meeting. Accordingly, assuming that the directors and executive officers of the Company vote their shares of the Company Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will not require the affirmative vote of the holders of any additional outstanding shares of the Company Common Stock entitled to be voted at the Meeting in order for the Merger Agreement to be approved at the Meeting.


         The favorable vote of unaffiliated stockholders of the Company will not be required to approve the Merger Agreement. In addition, any stockholder voting in favor of the Merger Agreement may be prevented from challenging such transaction in the future.

         Notwithstanding the amount of Company Common Stock held by the directors and executive officers of the Company or the manner in which such individuals intend to vote, pursuant to Section 14A:10-3 of the New Jersey
Business   Corporation  Act,  the  Company  is  still  required  to  submit  for stockholder vote a proposal to approve the Merger Agreement and obtain an affirmative vote of a majority of the votes cast before consummating the Corporate Merger or Bank Merger.

         A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

Effective Date

         Unless the Merger Agreement is terminated, a closing is to be held as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to consummate the Mergers and in no event later than the last to occur of January 1, 1999 or the 45th day following receipt of all required regulatory approvals. At the closing, the proper officers of the Company and Newco will execute a Certificate of Merger, which is to be filed with the State of New Jersey not later than the first business day following the closing. The Corporate Merger will become effective at 11:59 p.m. on the date that the Certificate of Merger is filed. It is currently anticipated that the closing will take place, and the Mergers will become effective, during the first calendar quarter of 1999.

Recommendation of the Company's Board of Directors

         The Board of Directors of the Company has approved the Merger Agreement by unanimous vote, believes it is in the best interests of the Company and its stockholders and unanimously recommends its approval by the Company's stockholders.

Opinion of Financial Advisor


         Ryan, Beck & Co., Inc. ("Ryan Beck") rendered its oral opinion to the Company's Board of Directors on September 4, 1998, and subsequently rendered an additional formal written updated opinion dated December ^____, 1998 (the "Opinion") that, as of the respective dates of such opinions and subject to the assumptions set forth therein, the Cash Consideration is fair to the holders of the Company's Common Stock from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by Ryan Beck see "PROPOSAL I - THE MERGER - Opinion of Financial Advisor" and ANNEX B to this Proxy Statement, which sets forth a copy of Ryan Beck's written fairness opinion dated December ^____, 1998. Holders of the Company's Common Stock are urged to, and should, read the Opinion in its entirety.

         Based upon the estimated aggregate purchase price to be paid in connection with the Merger, Ryan Beck's aggregate fees will be approximately $345,000. Ryan Beck was paid approximately $115,000 of such advisory fee upon the signing of the Merger Agreement and the remainder will be paid upon the closing of this transaction. In addition, the Company has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, which shall not exceed $10,000 without the prior consent of the Company.

Federal Income Tax Consequences

         Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Corporate Merger under applicable tax laws.

         The receipt of cash by a stockholder of the Company in exchange for shares of the Company Common Stock pursuant to the Merger Agreement will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's Company Common Stock equal to the difference, if any, between (i) the sum of the cash payment of $52.26 per share (subject to adjustment) received in exchange for the shares of the Company Common Stock and (ii) the stockholder's tax basis in such Company Common Stock.

Interests of Certain Persons

         Certain directors or executive officers of the Company have interests in the Mergers in addition to their interests as stockholders of the Company generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification and maintenance of director and officer liability insurance coverage. These interests also relate to certain benefits available as a result of a "change in control" of the Company, such as the Corporate Merger, including, among others, the payment of certain severance benefits under an existing employment agreement to President Kostakopoulos. The estimated aggregate amount of payments to Dr. Kostakopoulos expected to be made in connection with the Corporate Merger due to acceleration of benefits from an employment agreement is $712,136.

         In addition, the Savings Bank has entered into a Change in Control Severance Agreement with Brian J. McCourt, the Vice President, Treasurer and Controller of the Company and the Savings Bank, pursuant to which, among other things, Mr. McCourt will receive a payment of $135,000, and the costs of maintaining his medical and dental insurance for one year, in the event that his employment is involuntarily terminated without just cause within 24 months after a change in control of the Company or the Savings Bank; under certain circumstances which are described in his agreement, Mr. McCourt shall also be entitled to the aforementioned payment and benefits if he voluntarily terminates his employment within 24 months after a change in control.

No Appraisal Rights

         No stockholders of the Company are entitled to appraisal rights in connection with, or as a result of, the Merger. See "Proposal I - The Merger -- No Appraisal Rights."

Business Pending Consummation

         The Company has agreed in the Merger Agreement to carry on its business in substantially the same manner its business was conducted prior to the date of the Merger Agreement, and has agreed not to take certain actions relating to the operation of the Company pending consummation of the Mergers, without the prior written consent of Greater Community, except as otherwise permitted by the Merger Agreement.

Regulatory Approvals

         The Mergers are subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC"), the Commissioner of the Department of Banking and Insurance of New Jersey (the "New Jersey Commissioner"), the Office of Thrift Supervision (the "OTS") and other regulatory authorities, if any. Applications or waiver requests have been either filed with each of such regulatory authorities for such approvals or will be filed in the near future. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER AGREEMENT -- Regulatory Approvals."

Conditions to Consummation; Termination

         Consummation of the Mergers is subject, among other things, to: (i) approval of the transactions contemplated by the Merger Agreement by the requisite vote of the stockholders of the Company; (ii) receipt of the regulatory approvals referred to under "THE MERGER AGREEMENT -- Regulatory Approvals;" (iii) there being in effect no order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits the Mergers or which would limit or otherwise affect in a material respect the operation of the Savings Bank and Great Falls Bank as a single entity, or the operation of the Company and Newco as a single entity, following the Mergers; and (iv) there being no suit, action or proceeding pending or, in the case of governmental bodies, threatened, which challenge the validity or legality, or seeks to restrain the consummation, of the Mergers or which seeks to limit or otherwise affect in a material respect the operation of the Savings Bank and Great Falls Bank as a single entity, or the operation of the Company and Newco as a single entity, following the Mergers.

         The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of Newco and the Company. The Merger Agreement may also be terminated by the Board of Directors of the Company if the Corporate Merger does not occur on or before July 29, 1999, or if certain conditions set forth in the Merger Agreement are not met.

Expenses; Termination Fees

         In the event the Mergers are not consummated, all expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.


         The Company will be entitled to receive $500,000 if the Merger Agreement is terminated because of Greater Community's breach of a representation, warranty, covenant or agreement under the Merger Agreement and fails to cure the breach within 30 days following written demand. Generally, Greater Community will be entitled to receive $500,000 if the Merger Agreement is terminated because (i) the Company receives a superior offer from another potential acquiror, (ii) the Company fails to obtain stockholder approval by January 2, 1999 (the Company will have 30 days to cure such breach within 30 days following written demand) , or (iii) the Company breaches a representation, warranty, covenant or agreement under the Merger Agreement and fails to cure the breach within 30 days following written demand.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial and other data for the last five fiscal years are derived in part from the audited consolidated financial statements of the Company. The consolidated financial and other data for the nine-month periods ended September 30, 1998 and 1997, are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations of these periods. Operating results for the nine months ended September 30, 1997 and 1998, are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998. The data for the nine months ended September 30, 1997 and 1998, are annualized where applicable. The data should be read in conjunction with the audited consolidated financial statements, related notes and other financial information incorporated by reference herein.

UNAUDITED SELECTED FINANCIAL DATA
---------------------------------
(dollars in thousands, except per share data)

                                           At or For
                                       Nine Months Ended
                                        September 30,                         At or for the year ended December 31,
                                   ------------------------    ---------------------------------------------------------------

                                      1998           1997         1997         1996         1995       1994           1993
                                      ----           ----         ----         ----         ----       ----           ----
TOTAL AMOUNTS OF:
  Total Assets                      $184,512       $176,780     $178,144     $166,734     $154,635    $133,730      $130,574
  Loans Receivable                   109,933        108,360      105,467       94,733       85,836      74,277        76,918
  Securities Available for Sale       25,576         33,802       31,226       37,507       35,964         ---        15,893
  Mortgage-Backed Securities
    Held to Maturity                   8,943         10,235       10,415       12,805        2,545      18,289         4,035
  Investment Securities,
    Held to Maturity                  24,147          8,613       19,644        2,000       19,000      28,120        10,443
  Cash & Cash Equivalents              7,463          7,390        3,683       10,673        1,128       3,559        12,345
  Deposits                           172,400        165,279      166,759      156,596      131,636     123,656       115,494
  Borrowed Money                         520            558          551           --       12,600         ---         5,000
  Stockholders Equity                 10,287          9,854        9,864        9,332        9,597       9,177         9,041
  Net Interest Income                  3,397          3,384        4,603        4,270        4,116       3,922         3,980
  Net Income (Loss)                      615            600          794        (120)          363         499         2,500
  Diluted Earnings Per
    Common Shares                       1.40           1.36        $1.80      ($0.27)        $0.82       $1.13         $5.68
  Common Stock Dividends
    Declared Per Share                  1.50           1.00        $1.00           --        $0.50       $0.50            --
  Return on Average Assets              0.48           0.47%        0.46%       -0.08%        0.26%       0.38%         1.90%
  Return on Average Equity              8.71           8.25%        8.19%       -1.24%        3.86%       5.43%        32.22%
  Dividend Payout Ratio (1)           107.38          73.34%       55.42%           --       25.95%      15.20%         0.00%
  Average Equity to Average
    Assets Ratio                        5.61           5.60%        5.60%        6.13%        6.65%       6.94%         5.88%
  Book Value Per Share                 23.37          22.39        22.41        21.20        21.81       20.85         20.54



(1) Common stock dividends declared as a percentage of net income applicable to common shares.


MARKET PRICE OF STOCK AND RELATED SECURITY HOLDER MATTERS

         The Company's Common Stock is not listed on any stock exchange or on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). Approximately 90% of the Common Stock is held by current officers and directors of the Company including an investor group consisting of Haralambos S. Kostakopoulos - President of the Savings Bank, Emanuel M. Kontokosta Chairman of the Board, and Vice Chairman Nikos P. Mouyiaris and Frederick J. Tedeschi. There is no active trading market for the Common Stock, with few purchases and sales of stock. The last known sale of the Common Stock involved 500 shares at $14.00 a share on May 6, 1994.

         The ability of the Company to pay dividends on its Common Stock is dependent upon the ability of the Savings Bank to pay dividends, since the Company's main asset is the stock of the Savings Bank. The ability of the Savings Bank to pay dividends is restricted by the regulations of the OTS and tax considerations. The Savings Bank may not pay dividends that would reduce the regulatory capital of the Savings Bank below the level required for institutions insured by SAIF or the liquidation account created in connection with the mutual to stock conversion of the Savings Bank. During 1997, a dividend of $1.00 per share was declared to the owners of Common Stock, and during 1998, a $0.50 dividend was declared in March, June, and September.


         There are 43 holders of the Common Stock of the Company as of December ^____, 1998.

                                   THE MEETING

General


         This Proxy Statement is being furnished by the Company to its stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Meeting to be held on ^ January ____, 1999, and any adjournment or adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and any other business as may properly come before the Meeting.


         After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of the Company; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Meeting and revoking the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement.

         Directors, officers, and employees of the Company may solicit Proxies from Company stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. The Company has retained no third party to assist in soliciting proxies or to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals. All expenses associated with the solicitation of proxies will be paid by the Company.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS ITS APPROVAL BY THE COMPANY'S STOCKHOLDERS.

Record Date; Vote Required

         The Board of Directors of the Company has fixed December 4, 1998, as the Record Date for determining stockholders entitled to notice of and to vote at the Meeting, and accordingly, only holders of the Company Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Meeting. The number of shares of the Company Common Stock outstanding on the Record Date was 440,100, each of such shares being entitled to one vote.

         As to the approval of the Merger Agreement by checking the appropriate box, a stockholder may: (i) vote "FOR" approval of the Merger Agreement (ii) vote "AGAINST" the Merger Agreement, or (iii) "ABSTAIN." The Merger Agreement must be approved by a vote of a majority of the shares of the Common Stock entitled to vote, without regard to (a) Broker Non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

         The directors and executive officers of the Company (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Meeting 396,600 shares of the Company Common Stock, which represents 90.1% of the outstanding shares of Company Common Stock entitled to be voted at the Meeting. Accordingly, assuming that the directors and executive officers of the Company vote their shares of the Company Common Stock in favor of approval of the Merger

Agreement, approval of the Merger Agreement will not require the affirmative vote of any additional outstanding shares of the Company Common Stock entitled to be voted at the Meeting in order for the Merger Agreement to be approved at the Meeting.

         A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                             PROPOSAL I - THE MERGER

A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

General

         Under the terms of the Merger Agreement, the Company and Newco would merge and the Savings Bank would subsequently merge with and into Great Falls Bank. Upon consummation of the Corporate Merger, each outstanding share of the Company Common Stock would be converted automatically and without any action on the part of the holder thereof, into the right to receive a cash payment of $52.26 from Greater Community subject to adjustment.

Background of the Merger

         In January and February of 1998 the Board of Directors of the Company (the "Board") determined to address the strategic options available to the Company. Options explored included the acquisition of another institution and an initial public offering of the Company's Common Stock. At that time the Board was not considering a sale of the Company. In early March, the Company received an unsolicited verbal offer from a third party to acquire the Company for $20 million, or $45.44 per share, in cash. This offer was subsequently presented in writing. The Board, with the assistance of Ryan Beck, reviewed this offer. The Company elected to reject this offer because of concerns that the bidder would have difficulty receiving regulatory approval for the transaction. However, the value offered indicated to the Board that there might be an opportunity to maximize shareholder value through the sale of the institution. A result of their analysis the Board decided that it was in the best interests of the shareholders to consider the sale of the Company. On March 11, 1998 the Company engaged Ryan Beck as its financial advisor to conduct a due diligence review of the Company, identify potential acquirors, assist in the preparation of a confidential offering memorandum and assist in any discussions and negotiations with potential acquirors.

         Beginning in May 1998 Ryan Beck contacted 43 financial institutions to determine their level of interest in the Company. A confidential offering memorandum containing March 31, 1998 data was sent to 29 of these companies after execution of a confidentiality agreement and they were instructed to provide their preliminary indications of interest to Ryan Beck in early June 1998. Nine companies, including the party which had previously contacted the Company, provided preliminary indications of interest which were presented to the Board of Directors of the Company. Four companies contemplated a stock for stock exchange, three companies contemplated an exchange of a combination of cash and securities, one company contemplated an all cash transaction and one company presented the option of either a stock for stock exchange or a combination of cash and stock. Ryan Beck reviewed with the Board the financial aspects of the proposals, specifically reviewing the key financial components of comparable transactions. The indications of interest by four of the companies were not considered to be competitive based upon the indicated price, and the Company elected not to continue discussions with these parties.


         The remaining five prospective acquirors conducted a due diligence review of the Company during June and July of 1998. Three of these companies submitted revised proposals, which were reviewed by the Board on July 24, 1998. The revised indication by Greater Community contemplated a combination of cash and stock at a price in excess of the all cash proposal ultimately accepted by the Company. Subsequent to the Board's review of these proposals, the Board began negotiations on a stock for stock exchange with another party. Although the value of this proposed offer was below the combination proposal from Greater Community, the Board believed this offer was in the best interests of the Company's shareholders due to liquidity and ownership concentration issues, as well as the future appreciation potential of this party's stock. Following discussions with the President of Greater Community, the Board received a revised indication for an all cash transaction at a price level lower than the combination proposal. The value of Greater Community's revised offer was in excess of the values of the other two revised indications received by the Company. In addition, this offer did not entail the same market and liquidity risk perceived in Greater Community's earlier offer. The Board considered that the cash received would be immediately taxable to shareholders and weighed that against the fact that, given the turmoil in the markets, the after tax value to be received was significantly more secure than accepting an all stock offer at a fixed exchange ratio from another bidder. During the first week of August, in light of the revised proposal and a decline in the market value of the stock of the other potential acquiror which had a negative impact on the value of ^ its proposed offer, the Board reviewed their options. At that time the Board authorized management and the Company's representatives to negotiate the terms of a definitive agreement with Greater Community, believing the all cash offer provided a more secure value to the Company's shareholders.


         Management reviewed and revised several drafts of the definitive agreement with the assistance of the Company's legal counsel and investment banker. On September 4, 1998, the Board met again to consider the proposed definitive merger agreement that had been negotiated with Greater Community, including the proposed final all cash purchase price. At that meeting Ryan Beck orally gave the Board its opinion that the consideration to be received by the stockholders of the Company from Greater Community was fair from a financial point of view. After extensive discussion the Board determined that the proposed merger is in the best interests of the Company and its stockholders and the Board unanimously voted to approve the Merger Agreement.

The Company's Reasons for the Merger and Recommendation

         The terms of the Merger Agreement, including the Cash Consideration to be received by the Company's stockholders, were the result of arm's length negotiations between the representatives of the Company and Greater Community after a thorough auction process. The factors of the Merger that the Board of Directors of the Company considered material in deciding to approve and recommend the terms of the Merger were (i) the cash to be received by the Company's stockholders of $52.26 was equivalent to 230% of tangible book value and 22.5 times the latest twelve months earnings and compared favorably to acquisition prices paid for comparable companies, (ii) the taxable nature of a cash transaction versus the pricing risk associated with taking stock, (iii) information concerning the financial condition, results of operations, capital levels, asset quality and future prospects of the Company, (iv) industry and economic conditions, (v) the impact of the Merger on the depositors, employees, customers and communities served by the Company through expanded commercial, consumer and retail banking products and services, (v) the opinion of the Company's financial advisor as to the fairness of the consideration to be received by the holders of the Company's Common Stock from a financial point of view, (vii) the general structure of the transaction and the compatibility of management and business philosophy, (viii) the likelihood of receiving the requisite regulatory approvals in a timely manner, and (ix) the ability of the combined enterprise to compete in relevant banking and non-banking markets. In making its determination, the Board did not ascribe relative weights to the factors which it considered.

         The Board of Directors of the Company believes that the Merger is in the best interest of the Company and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Financial Advisor

         On March 11, 1998, the Company formally retained Ryan Beck to act as the Company's financial advisor with respect to the acquisition of the Company. Ryan Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the Mid-Atlantic banking market and banking organizations operating within this market, and was selected by the Company because of its knowledge of, experience with, and reputation in the financial services industry.


         In its capacity as the Company's financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept the Greater Community proposal and the final pricing of the Merger was ultimately made by the Board of Directors of the Company. Ryan Beck rendered its oral opinion to the Company Board of Directors on September 4, 1998, and rendered an additional formal written opinion dated as of December ^____, 1998 that, based on and subject to the assumptions, factors, and limitations as set forth in the Opinion and as described below, the Cash Consideration of $52.26 (subject to adjustment) per share of the Company is "fair" to the Company's stockholders from a financial point of view. No limitations were imposed by the Company's Board of Directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

         The full text of the Opinion of Ryan Beck dated as of December ^____, 1998, which sets forth assumptions made and matters considered, is attached as Annex B to this Proxy Statement. Stockholders of the Company are urged to read this Opinion in its entirety. Ryan Beck's Opinion is directed only to the financial fairness of the Cash Consideration and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote at the Meeting. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Opinion. Ryan
Beck's oral opinion as of September 4, 1998 was to the same effect as such Opinion.


         In connection with its analysis, Ryan Beck: (i) reviewed the Merger Agreement and related documents; (ii) reviewed this Proxy Statement; (iii) reviewed Greater Community's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, and 1995, and Greater Community's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998,

June 30, 1998 and September 30, 1998; (iv) reviewed internal analyses prepared by Greater Community's management; (v) reviewed the Company's Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 1997, 1996, and 1995, and the Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998; (vi) reviewed publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Greater Community; (vii) reviewed publicly available financial data of thrift organizations which Ryan Beck deemed generally comparable to the Company; (viii) reviewed terms of recent acquisitions of thrift organizations which Ryan Beck deemed generally comparable in whole or in part to the Company; (ix) reviewed the potential pro-forma impact of the Merger on Greater Community's financial condition, operating results and capital ratios; and (x) conducted such other studies, analyses, inquiries and examinations as Ryan Beck deemed appropriate. Ryan Beck also reviewed certain projections provided by the Company and Greater Community for the year ending December 31, 1998 and met with certain members of the Company and certain internal budgets prepared by Greater Community's senior management to discuss the Company and Greater Community's past and current business operations, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies which may arise from the Merger. Ryan Beck as part of its review of the Merger, also analyzed Greater Community's financial ability to consummate the Merger and considered the future prospects of the Company in the event it remained independent.

         In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding the Company and Greater Community provided to Ryan Beck by the Company and Greater Community and their representatives. Ryan Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses set forth in the balance sheets of the Company and Greater Community at June 30, 1998, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Ryan Beck has reviewed certain historical financial data and financial projections (and the assumptions and basis therefor) provided by the Company and certain financial data and internal budgets prepared by Greater Community. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such financial and operating forecasts which in Ryan Beck's judgment were appropriate under the circumstances. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of the Company or Greater Community nor did Ryan Beck review any loan files of the Company, Greater Community or their respective subsidiaries. Ryan Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to the Company and Greater Community.

         The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

         The projections and/or budgets furnished to Ryan Beck were prepared by the respective managements of the Company and Greater Community, without input or guidance by Ryan Beck. The Company and Greater Community do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

         In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company or Greater Community. Any estimates contained in Ryan Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold. The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its Opinion.

         Analysis of Selected Companies: Ryan Beck compared the Company's financial data as of June 30, 1998 to a peer group of thirty-three selected thrifts located in the Mid Atlantic region with assets between $100 million and $300 million. Ryan Beck deemed this group to be generally comparable to the Company. The following table lists the reported results of the Company at or for the twelve months ended June 30, 1998, and the peer group at or for the twelve months ended March 31, 1998.

                                          First of Little Falls      Peer Median
                                          ---------------------      -----------

Equity as % Assets                                 5.52%                9.98%
 Return on Average Assets                          0.48%                0.78%
Return on Average Equity                           8.77%               7 .22%
Net Interest Margin                                2.73%                3.53%
Loans as % Deposits                               64.47%               84.78%
 Non-performing Loans as % Total Loans             2.60%                1.18%
Reserves as % Non-performing Assets               14.45%               49.32%
Non-interest Income % Average Assets               0.10%                0.35%
Non-interest Expense as % Average Assets           1.88%               2 .28%
Efficiency Ratio                                  69.41%               66.76%



         Ryan Beck noted that the Company's performance as measured by return on average assets was weaker than that of the peer group, due to the lower level of loans, a lower net interest margin and a lower level of non-interest income at the Company as compared to the peer group. Ryan Beck also noted that the Company's non-interest expenses as a percent of average assets was lower than that of the peer group. However, the Company's efficiency ratio was slightly higher than the peer group. In addition, the Company had higher non-performing loans relative to its portfolio and a lower level of loan loss reserves relative to non-performing assets than the peer.

         Ryan Beck also compared Greater Community's reported financial data as of June 30, 1998 with that of a group of twenty-nine selected commercial banking organizations with assets between $300 million and $500 million and which are located in the Mid Atlantic region of the United States for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Greater Community. Greater Community data was presented as reported at June 30, 1998. Ryan Beck noted that Greater Community reported total assets of $357 million at June 30, 1998. At or for the twelve months ended June 30, 1998, Greater Community and the Peer Group reported to following results:
                                             Greater Community     Peer Median
                                             -----------------     -----------

Equity as % Assets                                   8.37%            9.61%
Return on Average Assets                             0.90%            1.17%
Return on Average Equity                            10.99%           12.56%
 Dividend Yield                                      2.18%            4.45%
Net Interest Margin                                  4.22%(1)         4.45%
 Non-performing Assets as % Total Assets             0.59%            0.83%
Reserves as % Non-performing Loans                 167.13%          159.60%



(1)      Based on the 12 months ended March 31, 1998.


         Ryan, Beck noted that Greater Community's earnings were marginally below the peer level, primarily due to a lower net interest margin, and that Greater Community compared favorably to the peer group in terms of asset quality and loan loss reserve coverage.


         Analysis of Selected Transactions: Ryan Beck compared the Company's financial data as of June 30, 1998 with that of a group of ten selected thrift organizations being acquired in transactions announced since October 1, 1997 and for which pricing data pertaining to the transactions was publicly available. The criteria for this group was thrifts throughout the United States with assets between $100 million and $400 million, an equity to assets ratio less than 9.00% and a positive return on average assets. Ryan Beck deemed this group to be generally comparable to the Company. The median ratios of the ten selected companies, as calculated, represented a 5.96% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 1.42%, an annualized year-to-date return on average assets of 0.55% and an annualized year-to-date return on average equity of 8.85%.

         Ryan  Beck  also   calculated   certain   ratios   based  on  the  Cash
Consideration and the median ratios for the ten selected thrift acquisitions ("Comparable Transactions").

                                                         Comparable Transactions
                                                         -----------------------
                                     First of Little Falls   Median    Average
                                     ---------------------   ------    -------
Price % Diluted Book Value                  229.68%          180.75%   219.60%
Price % Diluted Tangible Book Value         230.75%          180.75%   224.44%
Price x Latest 12 Months Earnings            26.84x           22.46x    26.43x
Core Deposit Premium %
  Tangible Book Value                         8.53%            7.16%    12.15%




         The imputed value of the Company based on the median ratios of the above mentioned acquisition peer group was $41.13 based on price to stated book value, $40.94 based on price to tangible book value, $43.74 based on latest twelve months diluted earnings, $47.49 based on the core deposit premium over tangible book value. The Cash Consideration is $52.26 per share of the Company.

         No company or transaction used in the "Analysis of Selected Publicly Traded Companies" and "Analysis of Selected Transactions" sections above is identical to the Company, Greater Community or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.


         Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend streams that the Company could produce in perpetuity. Projection ranges for the Company's five-year balance sheet and income statement were provided by the Company's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of the Company. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results which may be significantly more or less favorable than suggested by such projections. In producing a range of per share values, Ryan Beck utilized the following assumptions: discount rates range from 11.0% to 13.0%, terminal price/earnings multiples range from 14.0x to 16.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in the Company's non-interest expense equal to 35% in 1999 and 40% in 2000, with an assumed 5% growth in synergies in years thereafter. The discounted dividend analysis produced a range of net present values per share of the Company's Common Stock from $41.34 to $51.46^, as indicated in the following table:

                                 Discount Rate
                              11.00%     12.00%     13.00%
Terminal Year     14.00      $45.80     $43.50     $41.34
Multiple of       15.00      $48.63     $46.19     $43.90
Earnings 16.00               $51.46     $48.88     $46.45

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of the Company's Common Stock. Ryan Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such alternatives. Any variation from these assumptions would most likely produce different results. In connection with its written Opinion dated as of December ^____, 1998, Ryan Beck confirmed the appropriateness of its reliance on the analyses used to render its September 4, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the Opinion.

         Ryan Beck's written Opinion dated December ^____, 1998 was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such Opinion. Events occurring after such date could materially affect the assumptions and conclusions contained in such Opinion. Ryan Beck has not undertaken to reaffirm or revise its Opinion or otherwise comment upon any events occurring after the date thereof.


         The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its Opinion. With regard to Ryan Beck's services in connection with the financial advisory agreement and the Merger Agreement, the Company has agreed to pay Ryan Beck an advisory fee equal to 1.50% of the aggregate dollar value of the consideration received by the Company's stockholders in the Merger. Based upon the estimated aggregate purchase price to be paid in connection with the Merger, Ryan Beck's aggregate fees will be approximately $345,000. Ryan Beck was paid approximately $115,000 of such advisory fee upon the signing of the Merger Agreement and the remainder will be paid upon the closing of this transaction. In addition, the Company has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, which shall not exceed $10,000 without the prior consent of the Company. The Company has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of Ryan Beck's fees were determined by negotiation between the Company and Ryan Beck.

         Ryan Beck has had an investment banking relationship with the Company for a number of years. Additionally, Ryan Beck has also acted as financial advisor to the Company with respect to various other matters from time to time. During the past two years, Ryan Beck has received approximately $20,500 from the Company for services rendered. Ryan Beck has had no prior advisory or similar relationship with Greater Community. Ryan Beck's research department does not follow Greater Community. Ryan Beck is a market maker in Greater Community's common stock and, in such capacity, may from time to time own Greater Community securities.


Federal Income Tax Consequences


         The following is a discussion of the material federal income tax consequences of the Corporate Merger. The discussion ^ of the material federal income tax consequences may not apply to special situations, such as the Company's stockholders, if any, who received their Company Common Stock upon the exercise of employee stock options or otherwise as compensation, and the Company's stockholders that are insurance companies, securities dealers, financial institutions or foreign persons.


         The receipt of cash by a stockholder of the Company in exchange for shares of the Company Common Stock pursuant to the Merger Agreement will constitute a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's Company Common Stock equal to the difference, if any, between (i) the sum of the cash payment per share received in exchange for the shares of the Company Common Stock, and (ii) the stockholder's tax basis in such Company Common Stock. Any gain or loss will generally be treated as capital gain or loss if the Company Common Stock exchanged was held as a capital asset in the hands of the stockholder.

         The cash payments due to the holders of the Company Common Stock upon the exchange thereof pursuant to the Merger Agreement (other than certain exempt entities and persons) will be subject to a 31% backup withholding tax by the exchange agent under federal income tax law unless certain requirements are met. Generally, the exchange agent will be required to deduct and withhold the tax if
(i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the exchange agent or fails to certify under penalty of perjury that such TIN is correct, (ii) the Internal Revenue Service ("IRS") notifies the exchange agent that the TIN furnished by the stockholder is incorrect, (iii) the IRS notifies the exchange agent that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31% backup withholding tax.

         No ruling has been or will be requested from the IRS as to any of the tax effects of any of the transactions discussed in this Proxy Statement to stockholders of the Company, and no opinion of counsel has been or will be rendered to the Company with respect to any of the tax effects of the Corporate Merger to the Company's stockholders. There is no assurance that applicable tax laws will not change, on a current or retroactive basis, prior to the Effective Date.

         Because the tax consequences of the Corporate Merger may vary depending upon the particular circumstances of each stockholder and other factors, each stockholder of the Company is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Corporate Merger (including the application and effect of state and local income and other tax laws).

                              THE MERGER AGREEMENT

         THE FOLLOWING IS A BRIEF SUMMARY OF THE PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT.

The Mergers

         Under the terms of the Merger Agreement, Newco would merge with the Company and the Savings Bank would merge with Great Falls Bank. Upon consummation of the Corporate Merger, each outstanding share of the Company Common Stock would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a cash payment of $52.26, subject to adjustment, from Great Community.

Effective Date

         Unless the Merger Agreement is terminated, a closing is to be held as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to consummate the Mergers and in no event later than the last to occur of January 1, 1999 or the 45th day following receipt of all required regulatory approvals. At the closing, the proper officers of the Company and Newco will execute a Certificate of Merger, which is to be filed with the State of New Jersey not later than the first business day following the closing. The Corporate Merger will become effective at 11:59 p.m. on the date that the Certificate of Merger is filed. It is currently anticipated that the closing will take place, and the Mergers will become effective, during the first calendar quarter of 1999.

Possible Adjustment to Cash Consideration

         The Cash Consideration ($52.26) to be paid for each share of Company Common Stock is subject to the following adjustments: (a) If the stockholders' equity of the Company as of the end of the month preceding the closing (the "Closing") of the Mergers (the "Adjusted Net Worth") is less than $10,050,785, the aggregate Cash Consideration to be paid to all the Company's stockholders ("Total Cash Consideration") will be reduced by the amount of the shortfall and the Cash Consideration will be reduced by the reduction in the Total Cash Consideration divided by 440,100 (the number of outstanding shares of Company Common Stock); and (b) if total merger expenses ("Transaction Expenses") incurred by the Company and its subsidiaries exceed $557,500, then the Total Cash Consideration will be reduced by the amount by which such expenses exceed $557,500 and the Cash Consideration shall be reduced by the reduction in the Total Cash Consideration divided by 440,100 (the number of outstanding shares of Company Common Stock).

         "Transaction Expenses" includes, but is not limited to, the following, regardless of whether such expenses have been paid or accrued as of the date of
Closing: Investment banking expenses, legal expenses, accounting expenses, costs of preparing and printing the proxy, proxy solicitation costs, costs of the meeting of stockholders of the Company related to the stockholder approval of the Merger Agreement, and costs of regulatory filings; but specifically does not include amounts payable to Dr. Kostakopoulos under his employment agreement, amounts which may become payable to Mr. McCourt under his change In control severance agreement, obligations of Greater Community to pay retention bonuses under the Merger Agreement and certain other costs incurred to allow the Bank Merger to occur.

Exchange of the Company Common Stock Certificates

         Greater Community will designate a bank or other institution to act as an exchange agent. Greater Community will, not less than twenty-four hours prior to the Closing, deposit with the exchange agent an amount equal to 100% of the Cash Consideration. The Company may submit to its shareholders instructions for submitting their stock certificates to the Company prior to Closing. All stock certificates submitted to the Company prior to Closing will be delivered by the Company to Greater Community at the Closing. At Closing, the Company and Greater Community will jointly execute a letter of direction to the exchange agent with respect to the Company stockholders who have submitted their stock certificates prior to Closing and the amount to be paid to each. The exchange agent shall, in accordance with the aforementioned letter of direction, pay to the Company shareholders specified in such letter of direction an amount equal to 100% of the Cash Consideration for their shares within twenty-four (24) hours following the Effective Date by check or electronic funds transfer.

         Within one (1) business day following the Closing, Greater Community will send instructions for submitting their stock certificates to the exchange agent to any the Company shareholders who did not submit their stock certificates. The exchange agent will pay, by check or electronic funds transfer, to the Company shareholders who submit their stock certificates pursuant to these instructions subsequent to Closing an amount equal to 100% of the Cash Consideration for their shares within one (1) business day following receipt of the stock certificate.

         Notwithstanding the tender or non-tender of the stock certificates, effective as of the Effective Date all shares of the Company shall be and become void and will cease to evidence any ownership interest in the Company and will instead be converted into the right to receive a cash payment equal to the Cash Consideration.

         THE COMPANY'S STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         The Cash Consideration into which such holder's shares are converted on the Effective Date will be delivered by or on behalf of Greater Community, to such holder only upon delivery to First City Transfer Company (the "Exchange Agent") of the certificates formerly representing all of such shares owned by such holder (or a lost stock certificate and indemnity bond satisfactory to Greater Community and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on such Cash Consideration ^ which such holder shall be entitled to receive upon such delivery.


         After the Closing, the stock transfer books of the Company will be closed and there will be no further transfers on the transfer books of the Company of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Date.

Interests of Certain Persons

         Certain members of the Company's management and its Board may be deemed to have interests in the Mergers in addition to their interests, if any, as stockholders of the Company. These interests are described in more detail below.

         Employment Agreement. President Kostakopoulos has an employment agreement with the Savings Bank that provides for certain payments and benefits in the event his employment with the Savings Bank is terminated following a change of control as defined in the employment agreement. The execution of the terms of the Merger Agreement would constitute a change of control for purposes of this agreement and the employment of President Kostakopoulos will be terminated upon the consummation of the Mergers. The amount of payments to President Kostakopoulos upon termination of his employment as of the Effective Date will be $712,136.

         Key Man Life Insurance. In the event that Dr. Kostakopoulos dies prior to the Effective Date, the Company, the Savings Bank, Greater Community, or
Great Falls Bank, as the case may be, will pay to the estate of Dr. Kostakopoulos, out of the aggregate proceeds received from the key man life insurance currently held by the Company and the Savings Bank on the life of Dr. Kostakopoulos, the sum that would have otherwise been payable under his Employment Agreement upon the Effective Date but for his prior death, without regard to the stated limitation of $712,136, and no sums will be further payable to Dr. Kostakopoulos or his estate.

         Further, in the event that Dr. Kostakopoulos dies prior to the Effective Date, the Company will pay a special cash dividend on the Company Common Stock in the aggregate amount equal to the amount, if any, by which the aggregate proceeds received from the key man life insurance exceeds the sum of
(a) the payments made to the estate of Dr. Kostakopoulos as described herein and
(b) the aggregate amount of all premiums paid by the Company and the Savings Bank in respect of such key man life insurance; provided, however, that the aggregate special cash dividend payable on the Company Common Stock will be reduced by the amount the Adjusted Net Worth is less than $10,050,785.

         Insurance Coverage. The Company currently has an insurance policy for its directors and officers that covers these individuals in the event they are subject to a lawsuit in connection with their duties as officers and directors. Pursuant to the Merger Agreement, Greater Community will cause the officers and directors of the Company and the Savings Bank immediately prior to the Effective Date to be covered for a period of six years from the Effective Date by the directors' and officers' liability insurance policy maintained by the Company and the Savings Bank (provided that Greater Community may substitute an insurance policy of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the current insurance policy). This insurance is intended to provide coverage following the Mergers for actions of officers and directors taken prior to the Mergers. This insurance coverage reduces the potential exposure of officers and directors for actions taken by them prior to the Mergers.

         Change in Control Agreement. The Savings Bank has previously entered into a Change in Control Severance Agreement with Brian J. McCourt, the Vice President, Treasurer and Controller of the Company and the Savings Bank. Under the terms of Mr. McCourt's Change in Control Severance Agreement, Mr. McCourt will receive a payment of $135,000, and the costs of maintaining his medical and dental insurance for one year, in the event that his employment is involuntarily terminated without just cause within 24 months after a change in control of the Company or the Savings Bank. Under certain circumstances, Mr. McCourt will also be entitled to the $135,000 payment and benefits if he should voluntarily terminate his employment within 24 months after a change in control of the Company or the Savings Bank. Following the Effective Date, Greater Community shall cause Great Falls Bank to honor in accordance with its terms the Change ^ in Control Severance Agreement between ^ Mr.

McCourt and the Savings Bank.

Post-Merger Benefits to Employees and Officers

         In accordance with the Merger Agreement, Greater Community will cause Great Falls Bank to allow the employees of the Bank who are offered and who accept employment by Great Falls Bank (the "Bank Employees") to participate in any of Great Falls Bank's employee benefit plans in which similarly situated employees of Great Falls Bank participate, to the same extent as comparable employees of Great Falls Bank. As of the Effective Date, Great Falls Bank will permit the Bank Employees to participate in Great Falls Bank's group hospitalization, medical, life and disability insurance plans on the same terms and conditions as applicable to comparable employees of Greater Community and its subsidiaries; provided, however, that all Bank Employees and their dependents will be eligible to participate in the medical insurance plan(s) covering employees of Great Falls Bank as of the Effective Date without regard to pre-existing conditions or exclusions and with no uninsured waiting periods. As of the next entry date following the Effective Date, Great Falls Bank will permit the Bank Employees to participate in Great Falls Bank's defined contribution plan; provided, that the Bank Employees must wait one year to be entitled to participate in the profit sharing portion of this plan. The Bank Employees will be given credit for their years of service with the Savings Bank or the Company for eligibility and vesting purposes under Great Falls Bank's defined contribution retirement plan. The Bank Employees will generally retain all accrued vacation and sick leave benefits. All participants of the Savings Bank's defined contribution plan will become 100% vested in their participant accounts. With respect to its vacation, sick leave and severance policies, Great Falls Bank will recognize, for purposes of eligibility to participate, vesting and benefits accrual purposes, all prior years of service that any Bank Employee had with the Savings Bank or the Company, except that any Bank Employees who are involuntarily terminated within six months following the Effective Date will not be entitled to receive severance benefits under Greater Community's severance policies.

         Greater Community will pay Sarina Matos, John Christensen, Fran Sgambellone, and Pamela Skurata a retention bonus if such Bank Employees shall either (a) remain in the employ of Greater Community or a subsidiary of Greater Community for a period of three (3) months following the Effective Date or (b) be terminated from such employment within three (3) months following the Effective Date by Greater Community or a subsidiary of Greater Community without cause. The aggregate pretax cost of the retention bonuses will not exceed $90,748.

         Greater Community and Great Falls Bank will pay the cost of out-placement services for any Bank Employees that are terminated without cause within the six month period following the Effective Date. Bank Employees who are entitled to receive a retention bonus shall not be entitled to any severance benefits until they have been employed by Greater Community for six months; provided, that such Bank

Employees shall be entitled to one month's advance notice of termination during such six month period or to one month's pay in lieu of such notice.

         Any employee of Company or the Savings Bank as of the Effective Date, other than Dr. Kostakopoulos, Mr. McCourt or any employee who is entitled to receive a retention bonus, who is involuntarily terminated for any reason, or whose job or terms of employment is substantially changed (and who thereafter terminates his or her employment), other than terminations or changes made for just cause, within six months after the Effective Date will receive the severance benefits set forth in the following sentence. Such severance benefits will be paid in a lump-sum payment equal to one (1) week's salary for every year or partial year of employment service with the Company or the Bank, with a minimum severance benefit equal to two (2) weeks of salary and the maximum severance benefit payable shall be twenty-six (26) weeks of salary.

No Appraisal Rights

         Pursuant to Article 14A:11-1 of the New Jersey Business Corporations Act, the stockholders of a corporation in a merger generally are not entitled to appraisal rights if pursuant to a plan of merger such stockholders will receive
(i) cash, (ii) shares of stock which are either listed on a national securities exchange or held of record by more than 1,000 stockholders, or (iii) cash and such securities. The stockholders of the Company are not entitled to appraisal rights in connection with the Mergers because cash will be paid to stockholders pursuant to the Merger Agreement.

Business Pending Consummation

         The Company and the Savings Bank have agreed in the Merger Agreement to carry on their business in substantially the same manner their business was conducted prior to the date of this Merger Agreement, and have agreed not to take certain actions relating to the operation of the Company pending consummation of the Mergers, without the prior written consent of Greater Community, except as otherwise permitted by the Merger Agreement. These actions include, without limitation:

         (i) amending their Charter or By-Laws;

         (ii) issuing, selling or delivering, or agreeing to issue, sell or deliver, any shares of any class of capital stock of the Company or the Savings Bank or any securities convertible into any such shares, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities;

         (iii) borrowing, or agreeing to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except in the ordinary course of business;

         (iv) canceling or agreeing to cancel any debts or claims, except in the ordinary course of business;

         (v) distributing, leasing, selling or transferring, agreeing to lease, sell or transfer, or grant or agreeing to grant any preferential rights to lease or acquire, any of its assets, property or rights, except in the ordinary course of business;

         (vi) making or permitting any amendment to or termination of any material contract or agreement, license or other right to which it is a party, except in the ordinary course of business;

         (vii) mortgaging or pledging any of its assets, tangible or intangible, except in the ordinary course of business;

         (viii) granting any bonus or increase in compensation, other than increases given in conformity with past practice; provided, that in no event shall (I) any increase be given to Haralambos S. Kostakopoulos or any other employee who has received an increase after October 15, 1997 or (II) any other employee be given an increase in excess of 4% of his or her base pay;

         (ix) entering into or making any change in any employee benefit program, except as required by law;

         (x) acquiring voting securities or any other ownership interest in any corporation, association, joint venture, mutual savings association, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other entity, or acquire any branch of any entity engaged in the business of banking, or directly or indirectly solicit or authorize the solicitation of or enter into any agreement providing for any of the foregoing;

         (xi) soliciting or authorizing the solicitation of or entering into any agreement or understanding or, subject to the fiduciary duties of the directors of the Company, engage in any discussions with, or furnish any non-public information concerning the Company to, any third party with respect to any offer or possible offer from a third party (I) to purchase shares of any class of capital stock of the Company or any subsidiary or any securities convertible into any such shares, or to acquire any option, warrant or other right to purchase or otherwise acquire any such shares or convertible securities, (II) to make a tender or exchange offer for any shares of any class of capital stock of the Company or any subsidiary, (III) to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or any subsidiary, or (IV) to merge, consolidate or otherwise combine with the Company or any subsidiary;

         (xii) making any capital expenditure in excess of $10,000;

         (xiii) making, extending or rolling over any loan or loan commitment which, together with all other outstanding loans and loan commitments to the same borrower and affiliates of such borrower, exceeds (x) $300,000, in the case of loans secured by first mortgages on one to four family residential dwellings or (y) $150,000 (exclusive of guarantees by agencies of the United States or the State of New Jersey) for loans which are not secured by first mortgages on one to four family residential dwellings;

         (xiv) purchasing any securities (whether for sale or to be held to maturity) having a maturity in excess of five years from the date hereof; or purchasing more than $2,000,000 of any issue of securities issued by the United States Treasury or any other agency of the United States Government ("Government Securities"); or purchase any securities which are not Government Securities if the cost of such securities, together with the cost of all other securities then owned by the Company or any subsidiary, and issued by the same issuer or any affiliate thereof, exceeds $2,000,000;

         (xv) offering to pay interest on accounts at the Savings Bank at rates which exceed the historical relationship of the Savings Bank's rates for such accounts to the prevailing rates for such accounts in the Savings Bank's primary market area;

         (xvi) entering into or agreeing to enter into any other agreement or transaction not in the ordinary course of business; or

         (xvii) taking action which would or is likely to (I) adversely affect the ability of either Greater Community or the Company to obtain any necessary approvals of governmental authorities required for the Mergers; (II) adversely affect First Saving's ability to perform its covenants and agreements under the Merger Agreement; (III) result in any of the conditions to the Mergers not being satisfied; or (IV) agree in writing or otherwise to do any of the foregoing.

Accounting Treatment

         Greater Community is expected to use the purchase method of accounting with respect to its acquisition of the Company in the Merger.

Regulatory Approvals

         The Mergers are subject to the prior approval of the OTS, FDIC, New Jersey Commissioner and the Federal Reserve Board.

         The Bank Merger is, and therefore the Mergers are, subject to the prior approval by the OTS and the New Jersey Commissioner. The Bank Holding Company Act of 1956, as amended (the "BHC Act"), governs the Federal Reserve Board's approval process. The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner might restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In conducting its review of any application for approval under the BHC Act, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the institutions involved, and the convenience and needs of the communities that the institutions will serve. The Federal Reserve Board may deny an application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The BHC Act also provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after approval to allow for review by the Department of Justice under the federal antitrust laws. If, however, the Department of Justice does not commence a legal action during this 30-day period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act.

         Consummation of the Mergers are also subject to approval by the New Jersey Commissioner under the New Jersey banking statutes. The New Jersey Commissioner must consider whether (i) the Merger would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any section of New Jersey, (ii) the

Merger would have the effect in any section of New Jersey of substantially lessening competition, or would tend to create a monopoly or in any other manner would be in restraint of trade, unless the anti- competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the communities to be served or (iii) the merger would be contrary to the best interests of the shareholders or customers of the Company and the Savings Bank.

         The BHC Act and New Jersey law provide for the publication of notice of, and the opportunity of administrative hearings relating to, the respective applications for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger.

         Applications seeking approval of the Mergers are expected to be filed with the OTS and the New Jersey Commissioner in December 1998. The required regulatory approvals had not been received as of the date of mailing of this Proxy Statement but the Company and the Savings Bank have no reason to believe that such approvals will not be received.

         The Mergers cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Mergers are approved, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to Consummation; Termination." There can likewise be no assurance that the U.S. Department of Justice or a state Attorney General will not challenge the Mergers or, if such a challenge is made, as to the result thereof.

Conditions To Consummation; Termination


         Consummation of the Mergers is subject, among other things, to: (i) approval of the transactions contemplated by the Merger Agreement by the requisite vote of the stockholders of the Company; (ii) receipt of the regulatory approvals referred to under "-- Regulatory Approvals"; (iii) there being in effect no order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits the Mergers^, or which would limit or otherwise affect in a material respect the operation of the Savings Bank and Great Falls Bank as a single entity, or the operation of the Company and Newco as a single entity, following the Mergers; and (iv) there being no suit, action or proceeding pending or, in the case of governmental bodies, threatened, which challenge the validity or legality, or seeks to restrain the consummation, of the Mergers or which seeks to limit or otherwise affect in a material respect the operation of the Savings Bank and Great Falls Bank as a single entity, or the operation of the Company and Newco as a single entity, following the Mergers.


         Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others, the delivery by the Company and Greater Community, each to the other, of (a) opinions of their respective counsel reasonably satisfactory to the addressees of such opinions, and (b) certificates executed by certain of their respective executive officers as to due performance and compliance in all material respects with the agreements and covenants in the Merger Agreement and the truth and correctness of the representations and warranties. The Company's adjusted net worth must not be below $9,045,707 as of the end of the month preceding the month in which the Closing occurs. The Merger Agreement provides that prior to the Effective Date, either before or after receipt of the required stockholder approval, the Merger Agreement may be terminated: (i) by mutual consent of Greater Community and the Company; or (ii) by either Greater Community or the Company in the event of a breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach cannot or is not cured within 30 days after written notice thereof is given to the party committing such breach.


         Section 9.1 of the Merger Agreement provides that the Company may terminate the Merger Agreement if (i) the Company receives an unsolicited offer to purchase or otherwise acquire the Company and, pursuant to the Board's fiduciary duties to the Company and its stockholders, the Board decides to terminate the Merger Agreement to pursue such other offer; or (ii) the approval of the stockholders of the Company is not be obtained. The Company may also terminate the Merger Agreement if (i) any Greater Community representation or warranty is not true and correct in all material respects; (ii) Greater Community or Newco breaches any covenant or agreement and such breaching party fails to cure within 30 days of written demand to cure; or (iii) any condition required by the Merger Agreement is not satisfied by July 29, 1999. The Merger Agreement allows Greater Community to terminate the Merger Agreement if (i) the approval of the stockholders of the Company is not be obtained by January 2, 1999 (the Company will have 30 days to cure such breach within 30 days following written demand); (ii) any representation or warranty of the Company is not true and correct in all material respects; (iii) the Company breaches any covenant or agreement and such breaching party fails to cure within 30 days of written demand to cure; or (iv) any condition required by the Merger Agreement is not satisfied by July 29, 1999.


Waiver; Amendment

         Prior to the Effective Date, any provision of the Merger Agreement may be: (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) only by an agreement in writing among the parties thereto.

Expenses; Termination Fees

         In the event the Mergers are not consummated, all expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.


         The Company will be entitled to receive $500,000 if the Merger Agreement is terminated because of Greater Community's breach of a representation, warranty, covenant or agreement under the Merger Agreement and fails to cure the breach within 30 days following written demand. Generally, Greater Community will be entitled to receive $500,000 if the Merger Agreement is terminated because (i) the Company receives a superior offer from another potential acquiror, (ii) the Company fails to obtain stockholder approval by January 2, 1999 (the Company will have 30 days to cure such breach within 30 days following written demand) , or (iii) the Company breaches a representation, warranty, covenant or agreement under the Merger Agreement and fails to cure the breach within 30 days following written demand.

                                 LEGAL OPINIONS


         Certain legal matters associated with the Mergers will be passed upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., as counsel for the Company and the Savings Bank, and by Williams, Caliri, Miller & Otley as counsel for Greater Community, Newco, and Great Falls Bank.

                                   ACCOUNTANTS

         The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, included in the Company's 1997 Annual Report to Stockholders which is incorporated by reference in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, have been incorporated herein in reliance on the report of Radics & Co., L.L.C. independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The Company's independent certified public accountants are not expected to attend the Meeting and therefore will not be available to make a statement or respond to stockholders' questions.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the Meeting other than as set forth in the Notice of Meeting accompanying this Proxy Statement. However, if any other matters shall come before the meeting or any adjournments thereof and be voted upon, the enclosed Proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such Proxy as to any such matters.

                              FINANCIAL INFORMATION

         The following documents are included as Exhibit 1 and Exhibit 2, respectively, to this Proxy Statement: (1) the Company's 1997 Annual Report to Stockholders, and (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

                                  By Order of the Board of Directors



                                  Sarina Matos
                                  Secretary


Little Falls, New Jersey
December ^____, 1998

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ^ JANUARY ____, 1999

         The undersigned stockholder of First Savings Bancorp of Little Falls, Inc. (the "Company") hereby constitutes and appoints the Proxy Committee of the Board of Directors, and each of them, as the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to represent and to vote, as designated hereon, all shares of common stock, par value $1.00 per share, of the Company that the undersigned is entitled to vote at the Meeting of Stockholders of the Company to be held at the main office of the Company, located at One Center Avenue, Little Falls, New Jersey, on ^__________, January ____, 1999, at _____ __.m., Eastern Time, and at any and all adjournments thereof. The undersigned hereby revokes any proxy previously given and acknowledges receipt of a copy of the accompanying Proxy Statement for the Meeting and Notice of Meeting of Stockholders.


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE PROPOSAL.

                                                                  FOR    AGAINST   ABSTAIN
1.  To consider and vote upon a proposal to approve the           |_|      |_|       |_|
    Agreement and Plan of Merger, dated as of September 4,
    1998, by and among Greater Community Bancorp
    ("GCB"), GCB Acquisition Corp. ("Newco"), and the
    Company, pursuant to which (i) Newco would merge with
    the Company (the "Corporate Merger") with the
    Company surviving, and First Savings Bank of Little
    Falls, F.S.B. would merge with Great Falls Bank, (ii)
    each outstanding share of the Company's common stock
    (excluding certain shares held by the Company) would be
    converted into the right to receive a cash payment of
    $52.26 from GCB upon completion of the Corporate
    Merger (each outstanding stock option would also be
    entitled to receive $52.26, less the option exercise price), all on and subject to the terms and conditions contained
    therein.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         Should the undersigned be present and elect to vote at the Meeting, or at any adjournment or adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy.


         The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a Proxy Statement dated December ^____, 1998.



Dated:                                , 1998
       ------------------------------

---------------------------------------     ------------------------------------
PRINT NAME OF STOCKHOLDER                   PRINT NAME OF STOCKHOLDER

---------------------------------------     ------------------------------------
SIGNATURE OF STOCKHOLDER                    SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

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         PLEASE  COMPLETE,  DATE,  SIGN  AND MAIL  THIS  PROXY  PROMPTLY  IN THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.
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